Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the reference to our firm under the caption “Experts” in the registration statement on Form F-1 of Med BioGene Inc. (the “Registrant”) and the use of our report dated December 28, 2009 relating to the consolidated balance sheets of the Registrant as at December 31, 2008 and 2007 and the consolidated statements of operations, comprehensive loss and deficit, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008.

/S/ PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Vancouver, British Columbia, Canada

December 28, 2009